UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

November 19, 2009

____________________________

Ironclad Performance Wear Corporation
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

0-51365 (Commission File Number)		98-0434104 (IRS Employer Identification No.)
2201 Park Place, Suite 101 El Segundo, CA 90245 (Address of Principal Executive Offices and zip code)

(310) 643-7800
(Registrant’s telephone
number, including area code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Item 8.01	Other Events.

During the past 180 days, Ironclad Performance Wear Corporation (the “Company”) has been negotiating a new and larger factoring agreement to replace its current Factoring Agreement with Wells Fargo Trade Capital.  On November 19, 2009, the Company  received a letter, dated November 17, 2009, from Wells Fargo Trade Capital, formerly Wells Fargo Century, (“Wells Fargo”) notifying of its intention to terminate that certain Factoring Agreement, originally dated September 15, 2006 and subsequently renewed through November 30, 2009 (the “Factoring Agreement”), in thirty calendar days (the “Termination Letter”).

Under the terms of the Factoring Agreement, the Company assigned and sold to Wells Fargo, as its factor, its accounts receivables at a purchase price equal to the net amount of the receivable plus commission.  Further, Wells Fargo made advances to the Company on the purchase price of certain Eligible Receivables (as defined in the Factoring Agreement) in an amount up to the lesser of: (i) 75% of the net amount of the Eligible Receivables and (ii) 40% of Eligible Inventory (as defined in the Factoring Agreement), with a maximum of $750,000 or $2,500,000.  The Company’s obligations under the Factoring Agreement are secured by a lien on substantially all of its assets, including a first priority lien on its accounts receivables and inventory.

Wells Fargo indicated in the Termination Letter that it will continue to make advances to the Company during the thirty-day notice period, and cooperate with the Company and the Company’s new lender on a smooth transition to a new factoring agreement.  In addition, it will continue to work with the Company to reduce the current outstanding balance under the Factoring Agreement and Wells Fargo’s reliance on the Company’s inventory.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONCLAD PEFORMANCE WEAR CORPORATION

Date: November 25, 2009	By:	/s/ Thomas Kreig
Thomas Kreig
Senior Vice President of Finance